Filed pursuant to Rule 424(b)(3)
1933 Act File No. 333-237583

PROSPECTUS SUPPLEMENT dated January 12, 2022

(to Prospectus dated May 29, 2020, as supplemented from time to time)

EAGLE POINT INCOME COMPANY INC.

$4,500,000 of Common Stock
Up to 64,000 Shares of 5.00% Series A Term Preferred Stock due 2026
Liquidation Preference $25 per share

This prospectus supplement supplements the prospectus supplement dated December 20, 2021, or the “December Supplement,” and the accompanying prospectus thereto dated May 29, 2020, or the “Base Prospectus.” The Base Prospectus and December Supplement, and all supplements to or documents incorporated by reference into the Base Prospectus and December Supplement, are collectively referred to as the “Prospectus.” The Prospectus relates to the offering of $4,500,000 aggregate amount of common stock, par value $0.001 per share, or the “common stock,” and up to 64,000 shares of 5.00% Series A Term Preferred Stock due 2026, or the “Series A Term Preferred Stock,” pursuant to an amended and restated at market issuance sales agreement, dated December 20, 2021, with B. Riley Securities, Inc. This prospectus supplement provides certain updated financial information for the Company as of December 31, 2021.

Investing in our securities involves a high degree of risk, including the risk of a substantial loss of investment. Before purchasing any shares of our common stock or Series A Term Preferred Stock, you should read the discussion of the principal risks of investing in our securities, which are summarized in “Risk Factors” beginning on page S-24 of the December Supplement and page 17 of the Base Prospectus.

The terms “we,” “us” and “our” refer to Eagle Point Income Company Inc., a Delaware corporation.

UPDATED FINANCIAL INFORMATION

Management’s unaudited estimate of the range of the net asset value per share of our common stock as of December 31, 2021 was between $16.74 and $16.78.

In addition, management’s unaudited estimate of the range of our net investment income plus realized gains per share of our common stock for the quarter ended December 31, 2021 was between $0.12 and $0.16. Management's unaudited estimate of the range of our net investment income plus realized gains per share of our common stock for the quarter ended December 31 is net of non-recurring expenses of $0.21 per share related to the issuance of the Company's 5.00% Series A Term Preferred Stock due 2026.